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                                  EXHIBIT 8.1

                    OPINION OF BLANK ROME COMISKY & McCAULEY

                                 November 11, 1997



SunGard Data Systems Inc.
1285 Drummers Lane
Wayne, PA 19087

Gentlemen:

     We refer to the Agreement and Plan of Merger dated September 22, 1997 (the "Merger Agreement"), among SunGard Data Systems Inc. ("SunGard"), BWI Acquisition, Inc., a wholly-owned subsidiary of SunGard ("Newco"), BancWare, Inc., a Massachusetts corporation ("BancWare"), and the related Agreement and Plan of Reorganization, dated September 22, 1997 (the "Reorganization Agreement"), among SunGard, Newco, BancWare and certain of the stockholders of BancWare (the "Principals"), pursuant to which (a) Newco would be merged with and into BancWare, with BancWare surviving the merger under the name "BancWare, Inc.," and (b) BancWare stockholders (other than BancWare stockholders who perfect dissenter's rights) would receive SunGard Common Stock pursuant to formula conversion ratios.

     The Reorganization Agreement and the Merger Agreement are hereinafter collectively referred to as the "Agreements" and the transactions contemplated thereby are hereinafter collectively referred to as the "Reorganization." We also refer to Amendment No. 1 to the Registration Statement on Form S-4 (the "Registration Statement") being filed by SunGard with the Securities and Exchange Commission relating to the issuance of up to 360,000 shares of common stock, par value $.01 per share, of SunGard (the "SunGard Common Stock"). The Proxy Statement- Prospectus (the "Proxy Statement"), which is part of the Registration Statement, contains a section entitled "THE PROPOSED MERGER - Certain Federal Income Tax Consequences" (the "Section").

     In rendering the opinion hereinafter expressed, we have assumed the initial and continuing accuracy of the information, statements and representations set forth in the Agreements and the Proxy Statement (excluding references to tax consequences), and that the Reorganization and any related transactions will be consummated in the manner described in such documents. We have not independently verified such assumptions but have no reason to believe such assumptions are not valid. In addition, in rendering such opinion we have relied
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SunGard Data Systems Inc.
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November 11, 1997


upon the factual assumptions contained in a Certificate to be executed by certain executive officers of SunGard and BancWare.

     In rendering the opinion hereinafter expressed, we have considered the applicable provisions of the Internal Revenue Code of 1986, as amended, Treasury Regulations promulgated thereunder, pertinent judicial authorities, and such other authorities as we have deemed appropriate under the circumstances.

     Based on and subject to the foregoing and our consideration of such other matters as we have deemed necessary or appropriate, we are of the opinion that, while the descriptions of federal income tax consequences contained in the Section do not purport to discuss all possible federal income tax consequences of the Reorganization under present laws and regulations, such descriptions are, in all material respects, fair summaries of the federal income tax consequences of the Reorganization to the stockholders of BancWare.

     We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the Rules and Regulations of the Securities and Exchange Commission thereunder.

                                          Very truly yours,



                                          BLANK ROME COMISKY & McCAULEY